Exhibit 2.3

SECOND AMENDMENT TO
MASTER CONTRIBUTION AGREEMENT

This Second Amendment to the Master Contribution Agreement (this “Amendment”) is entered into as of April 26, 2006 by and among Genius Products, Inc., a Delaware corporation (“Genius”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”), The Weinstein Company Holdings LLC, a Delaware limited liability company (“TWC Holdings”), and The Weinstein Company Funding LLC, a Delaware limited liability company (“TWC Funding”), and amends that certain Master Contribution Agreement entered into by and among the parties dated December 5, 2005 (as amended, the “Agreement”). Capitalized terms and matters of construction deemed or established in the Agreement shall be applied in this Amendment as defined or established in the Agreement.

RECITAL

WHEREAS, as of the date hereof, all of the membership interests in TWC Funding are held by TWC Holdings and W-G Holding Corp., a Delaware corporation and a wholly owned direct subsidiary of TWC Holdings (“W-G Holding”);

WHEREAS, the parties desire to amend certain portions of the Agreement to provide that TWC Funding shall become the “Distributor” from and after the Closing of the transactions contemplated by the Agreement.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment and the Agreement, and intending to be legally bound hereby, the parties hereby agrees as follows:

1. The Agreement is amended to add a new Section 1.6 as follows:

1.6  Contribution to TWC Funding as Distributor. Notwithstanding anything to the contrary contained herein or in the Agreement, but subject to TWC’s right to make the New Distributor Election pursuant to Section 1.5 of the Agreement, prior to the Closing, TWC shall enter into the Video Distribution Agreement with TWC Funding. At the Closing, Genius shall make the contributions described in Section 1.1 of the Agreement to TWC Funding, and, following the Closing, TWC Funding shall operate as the “Distributor,” and ownership of TWC Funding will be as provided in Section 1.3 of the Agreement, provided, that, (a) TWC Holdings will own Class W Units representing a sixty-nine percent (69%) interest in TWC Funding as of Closing, and (b) W-G Holding will own Class W Units representing a one percent (1%) interest in TWC Funding as of Closing. Such changes shall be made to the Agreement as the context shall require (and the parties will cooperate to take such actions as are necessary to implement such changes) in order to implement the transactions contemplated by this Section 1.6.

2. Definition of Distributor. The term “Distributor” as defined in the Agreement, including without limitation all exhibits thereto, shall refer to and mean TWC Funding for all purposes thereof, and shall not be deemed to mean or include TWC Holdings in any respect. All representations, warranties, indemnities, terms and conditions applicable to TWC Holdings as “Distributor” prior to this Amendment shall instead be applicable to TWC Funding as “Distributor,” including but not limited to the provisions of Section 1.2 of the Agreement.

3. Consent to Assignment. In connection with the transactions contemplated by Section 1.6 of this Amendment, each of the parties hereto hereby consent to TWC Funding’s transfer and assignment of the Agreement (including but not limited to this Amendment and all prior amendments to the Agreement), and all of its rights and obligations arising thereunder, to TWC Holdings, for all purposes for which such consent may be required under the Agreement.

4. Effect of Amendment. Except as expressly provided in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

5. Counterparts. This Amendment may be signed by the parties in counterparts, which together shall constitute on and the same agreement among the parties.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to the Master Contribution Agreement to be executed on its behalf as of the date first written above.

GENIUS PRODUCTS, INC.		THE WEINSTEIN COMPANY LLC

By:	/s/ Trevor Drinkwater	By:	/s/ Larry Madden
Name:	Trevor Drinkwater	Name:	Larry Madden
Title:	Chief Executive Officer	Title:	Executive Vice President and CFO

THE WEINSTEIN COMPANY HOLDINGS LLC		THE WEINSTEIN COMPANY FUNDING LLC

By:	/s/ Larry Madden	By:	/s/ Larry Madden
Name:	Larry Madden	Name:	Larry Madden
Title:	Executive Vice President and CFO	Title:	Executive Vice President and CFO

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